Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$49,000	$6.68

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated June 21, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.

Global Averaging Notes

}	$49,000 Global Averaging Notes Linked to an equally weighted basket consisting of the Dow Jones Industrial AverageSM, the S&P/TSX 60 Index, the EURO STOXX 50® Index and the Taiwan Stock Exchange Capitalization Weighted Stock Index

}	Six-year maturity

}	Exposure to any positive return of the reference asset, subject to a minimum return of 5%, based on the average closing levels of the reference asset components on the quarterly observation dates over the term of the Notes

}	If the average of the closing levels of the reference asset components on the quarterly observation dates is equal to or lower than the initial level, then the Notes will pay the minimum return at maturity

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Global Averaging Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-21 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement, and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes is $934 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00	$35.25	$964.75
Total	$49,000.00	$1,727.25	$47,272.75

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.525% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-21 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Global Averaging Notes

Linked to an Equally Weighted Basket Consisting of the Dow Jones Industrial AverageSM, the S&P/TSX 60 Index, the EURO STOXX 50® Index and the Taiwan Stock Exchange Capitalization Weighted Stock Index

This offering of Notes has the terms described in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of an equally weighted basket consisting of the Reference Asset Components (together, the “Reference Asset”). The Notes are a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Reference Asset consisting of the following four indices (each a “Reference Asset Component” and together, the “Reference Asset Components”): Dow Jones Industrial AverageSM; S&P/TSX 60 Index; EURO STOXX 50® Index; and Taiwan Stock Exchange Capitalization Weighted Stock Index.
Component Weightings:	1/4 for each Reference Asset Component
Trade Date:	June 21, 2013
Pricing Date:	June 24, 2013
Original Issue Date:	June 26, 2013
Final Valuation Date:	June 21, 2019. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	June 26, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Observation Dates:	The 24th calendar day of each March, June, September and December, commencing on September 24, 2013 to and including the Final Valuation Date. There will be a total of 24 Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day as to any Reference Asset Component, the next scheduled trading day will be that Observation Date for that Reference Asset Component. The Observation Dates are subject to adjustment as described under “Additional Terms of the Notes–Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Minimum Return:	5%
Payment at Maturity per Note:

You will receive the greater of:

a) $1,000 + ($1,000 × Reference Return); and

b) $1,000 + ($1,000 × Minimum Return).

Accordingly, even if the Reference Return is negative, you will receive the Minimum Return on the Notes.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated as follows: 100 × (1 + (the sum of each Reference Asset Component Return multiplied by its respective Component Weighting of 1/4))
Reference Asset Component Return:

For each of the Reference Asset Components, the Reference Asset Component Return refers to the return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Level of that Reference Asset Component to its Average Component Level, as follows:

Average Component Level – Initial Component Level

Initial Component Level

PS-2

Initial Component Level:	With respect to each Reference Asset Component, its Official Closing Level (as defined below) on the Pricing Date, as determined by the calculation agent.

Reference Asset Component	Initial Component Level
Dow Jones Industrial AverageSM	14,659.56
S&P/TSX 60 Index	681.09
EURO STOXX 50® Index	2,511.83
Taiwan Stock Exchange Capitalization Weighted Stock Index	7,758.03

Average Component Level:	The Average Component Level for each Reference Asset Component is equal to the arithmetic average of its Official Closing Levels on each of the 24 quarterly Observation Dates.
Official Closing Level:	With respect to each Reference Asset Component, the closing level on any scheduled trading day as determined by the calculation agent based upon the closing level of that index displayed on the relevant Bloomberg Professional® service page (with respect to the INDU, “INDU <INDEX>”, with respect to the SPTSX60, “SPTSX60 <INDEX>”, with respect to the SX5E, “SX5E <INDEX>”, and with respect to the TAIEX, “TWSE <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40432XGU9/US40432XGU90
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value was determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked securities, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the value of the embedded derivatives in the securities. The Estimated Initial Value was calculated on the Pricing Date.

PS-3

GENERAL

This pricing supplement relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PS-4

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

You will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the greater of:

(a)	$1,000 + ($1,000 × Reference Return); and

(b)	$1,000 + ($1,000 × Minimum Return).

Interest

The Notes will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to the INDU and the SPTSX60, S&P Dow Jones Indices LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to the SX5E, STOXX Ltd., is the reference sponsor. With respect to the TAIEX, Taiwan Stock Exchange Co., Ltd. is the reference sponsor.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

}     You seek an investment with returns linked to the potential positive average performance of the Reference Asset and you believe that the average performance of the Reference Asset will exceed the performance of the Reference Asset as measured solely by the change from the Pricing Date to the Final Valuation Date.

}     You are comfortable receiving only the Minimum Return at maturity if the Reference Return is equal to or less than the Minimum Return.

}     You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Reference Asset Components.

}     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}     You do not seek current income from your investment.

}     You do not seek an investment for which there is an active secondary market.

}     You are willing to hold the Notes to maturity.

}     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

}     You believe that the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}     You are unwilling to receive only the Minimum Return at maturity if the Reference Return is equal to or less than the Minimum Return.

}     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}     You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset Components.

}     You seek current income from your investment.

}     You seek an investment for which there will be an active secondary market.

}     You are unable or unwilling to hold the Notes to maturity.

}     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

}	“—The Indices Comprising the Reference Asset May Not Move in Tandem; and Gains in One Such Equity Index May Be Offset by Declines in Another Equity Index” in the Equity Index Underlying Supplement;

}	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

}	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

Because the Average Closing Level is based on an average of the Official Closing Levels of the Reference Asset Components on each Observation Date throughout the term of the Notes, the Average Closing Level may be less than the Official Closing Level of the Reference Asset Components on the Final Valuation Date.

Because the Final Basket Level is calculated by reference to an average of the Official Closing Levels of the Reference Asset Components on various Observation Dates throughout the term of the Notes, the Final Basket Level, as so calculated, may be less than the Official Closing Level of the Reference Asset Components on the Final Valuation Date. As a result, the Payment at Maturity you receive may be less than the return you would receive if the Payment at Maturity was based solely on the Official Closing Levels of one or more of the Reference Asset Components on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Level of the Reference Asset Components during the latter portion of the term of the Notes. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Level of the Reference Asset Components on any previous Observation Dates, in that those levels will impact the amount payable at maturity.

The amount payable on the Notes is not linked to the levels of the Reference Asset Components at any time other than on the Observation Dates, including the Final Valuation Date.

The Final Basket Level will be based on the Official Closing Levels of the Reference Asset Components on each of the Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the levels of the Reference Asset Components appreciate during the term of the Notes other than on the Observation Dates but then decrease on one or more of the Observation Dates to a level that is less than their respective Initial Component Levels, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the levels of the Reference Asset Components prior to such decrease. Although the actual levels of the Reference Asset Components on the Maturity Date or at other times during the term of the Notes may be higher than their respective Average Component Levels, the Payment at Maturity will be based solely on the Official Closing Level of each Reference Asset Component on each of the Observation Dates.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

PS-7

The Reference Asset may be volatile.

While the Reference Asset has been designed in part to mitigate the effects of volatility by linking to equity securities in different international markets, there is no assurance that it will be successful in doing so. It is also possible that the features of the Reference Asset designed to address the effects of volatility will instead adversely affect the return of the Reference Asset and, consequently, the return on your Notes.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsors concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsors take account of certain changes affecting those constituents may affect the levels of the Reference Asset Components. The policies of the reference sponsors with respect to the calculation of the Reference Asset Components could also affect the level of the Reference Asset Components. The reference sponsors may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes is calculated by us on the Pricing Date. We determined the Estimated Initial Value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the costs associated with hedging our obligations under the Notes, the underwriting discount and the costs associated with issuing the Notes (such as costs associated with creating and documenting the Notes). If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Although not obligated to do so, for a predetermined period of time after the Original Issue Date, if we were to buy back your Notes, the purchase price you would receive (and which may be shown on your customer account statements) is expected to exceed the Estimated Initial Value, assuming all other market conditions remain the same. This pricing differential is only temporary and the excess amount is expected to decline on an approximate straight line basis to zero over a period of approximately six months from the

PS-8

Original Issue Date. The length of this period is generally dictated by market conditions. Thereafter, if you are able to sell your Notes, the price you would receive would be based on the market value of the Notes at that time, which would take into account factors including, but not limited to, then-prevailing market conditions, the relevant Reference Asset, our creditworthiness and transaction costs.

Risks associated with foreign securities markets.

Because stocks or companies included in three of the Reference Asset Components, including the SPTSX60, the SX5E and the TAIEX, are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities held by the SPTSX60, the SX5E and the TAIEX are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SPTSX60, the SX5E or the TAIEX, and therefore your Notes. The amount we pay in respect of your Notes on the Maturity Date will be determined solely in accordance with the procedures described in this pricing supplement.

Lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-9

Illustrative Examples

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Basket Level. We cannot predict the Average Closing Levels of the Reference Asset Components. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table and examples below have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount of Notes to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

The following table and examples are based on the following terms:

}	Principal Amount:	$1,000
}	Minimum Return:	5%

Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
100.00%	$2,000.00	100.00%
90.00%	$1,900.00	90.00%
80.00%	$1,800.00	80.00%
70.00%	$1,700.00	70.00%
60.00%	$1,600.00	60.00%
50.00%	$1,500.00	50.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
1.00%	$1,050.00	5.00%
0.80%	$1,050.00	5.00%
0.40%	$1,050.00	5.00%
0.60%	$1,050.00	5.00%
0.20%	$1,050.00	5.00%
0.00%	$1,050.00	5.00%
-10.00%	$1,050.00	5.00%
-20.00%	$1,050.00	5.00%
-30.00%	$1,050.00	5.00%
-40.00%	$1,050.00	5.00%
-50.00%	$1,050.00	5.00%
-60.00%	$1,050.00	5.00%
-70.00%	$1,050.00	5.00%
-80.00%	$1,050.00	5.00%
-90.00%	$1,050.00	5.00%
-100.00%	$1,050.00	5.00%

PS-10

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Asset increases by more than the Minimum Return over the term of the Notes.

OBSERVATION DATES	INDU OFFICIAL CLOSING LEVELS	SPTSX60 OFFICIAL CLOSING LEVELS	SX5E OFFICIAL CLOSING LEVELS	TAIEX OFFICIAL CLOSING LEVELS
INITIAL Component LEVEL:	14,659.56	681.09	2,511.83	7,758.03
Quarter 1	14,799.40	689.38	2549.48	7,813.31
Quarter 2	14,819.40	694.38	2,569.48	7,833.31
Quarter 3	14,839.40	699.38	2,589.48	7,853.31
Quarter 4	14,859.40	704.38	2,609.48	7,873.31
Quarter 5	14,879.40	709.38	2,629.48	7,893.31
Quarter 6	14,899.40	714.38	2,649.48	7,913.31
Quarter 7	14,919.40	719.38	2,669.48	7,933.31
Quarter 8	14,939.40	724.38	2,689.48	7,953.31
Quarter 9	14,959.40	729.38	2,709.48	7,973.31
Quarter 10	14,979.40	734.38	2,729.48	7,993.31
Quarter 11	14,999.40	739.38	2,749.48	8,013.31
Quarter 12	15,019.40	744.38	2,769.48	8,033.31
Quarter 13	15,039.40	749.38	2,789.48	8,053.31
Quarter 14	15,059.40	754.38	2,809.48	8,073.31
Quarter 15	15,079.40	759.38	2,829.48	8,093.31
Quarter 16	15,099.40	764.38	2,849.48	8,113.31
Quarter 17	15,119.40	769.38	2,869.48	8,133.31
Quarter 18	15,139.40	774.38	2,889.48	8,153.31
Quarter 19	15,159.40	779.38	2,909.48	8,173.31
Quarter 20	15,179.40	784.38	2,929.48	8,193.31
Quarter 21	15,199.40	789.38	2,949.48	8,213.31
Quarter 22	15,219.40	794.38	2,969.48	8,233.31
Quarter 23	15,239.40	799.38	2,989.48	8,253.31
Quarter 24 (Final Valuation Date)	15,359.40	814.38	3,109.48	8,373.31
Average Component Level:	15,033.57	747.30	2,783.65	8,047.48
Reference Asset Component Return:	2.55%	9.72%	10.82%	3.73%
Reference Return:	6.71%
Return on the Notes:	6.71%

In this example, the return on the Notes you would receive is 6.71%.

If the Reference Return is greater than the Minimum Return, the Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 + ($1,000 x Reference Return). Accordingly, the Payment at Maturity in this example would equal $1,000 plus $1,000 times 6.71%, or $1,067.10.

Example 1 shows that where the Reference Return is greater than the Minimum Return, the investor will be paid a return based on the Reference Return.

In addition, Example 1 shows that the Average Component Levels may be less than the Official Closing Levels on the Final Valuation Date. In that case, the Payment at Maturity does not reflect the full performance of the Reference Asset during the term of the Notes (i.e., does not reflect the full performance measured as the difference between the Initial Component Levels and the Official Closing Levels on the Final Valuation Date).

PS-11

Example 2: The Reference Asset increases by less than the Minimum Return over the term of the Notes.

OBSERVATION DATES	INDU OFFICIAL CLOSING LEVELS	SPTSX60 OFFICIAL CLOSING LEVELS	SX5E OFFICIAL CLOSING LEVELS	TAIEX OFFICIAL CLOSING LEVELS
INITIAL Component LEVEL:	14,659.56	681.09	2,511.83	7,758.03
Quarter 1	14,019.40	694.38	2,569.48	7,813.31
Quarter 2	14,039.40	699.38	2,589.48	7,833.31
Quarter 3	14,059.40	704.38	2,609.48	7,853.31
Quarter 4	14,079.40	709.38	2,629.48	7,873.31
Quarter 5	14,099.40	714.38	2,649.48	7,893.31
Quarter 6	14,019.40	719.38	2,549.48	7,913.31
Quarter 7	14,039.40	689.38	2,569.48	7,933.31
Quarter 8	14,059.40	694.38	2,589.48	7,953.31
Quarter 9	14,079.40	699.38	2,609.48	7,973.31
Quarter 10	14,099.40	704.38	2,629.48	7,993.31
Quarter 11	14,019.40	689.38	2,649.48	8,013.31
Quarter 12	14,039.40	694.38	2,669.48	8,033.31
Quarter 13	14,859.40	699.38	2,549.48	7,873.31
Quarter 14	14,879.40	704.38	2,569.48	7,893.31
Quarter 15	14,899.40	709.38	2,589.48	7,913.31
Quarter 16	14,919.40	689.38	2,609.48	7,933.31
Quarter 17	14,939.40	694.38	2,629.48	7,953.31
Quarter 18	14,959.40	699.38	2,649.48	7,973.31
Quarter 19	14,979.40	704.38	2,549.48	7,993.31
Quarter 20	14,999.40	709.38	2,569.48	7,013.31
Quarter 21	14,019.40	689.38	2,589.48	7,033.31
Quarter 22	14,039.40	694.38	2,609.48	7,053.31
Quarter 23	14,059.40	699.38	2,629.48	7,073.31
Quarter 24 (Final Valuation Date)	14,079.40	704.38	2,649.48	7,093.31
Average Component Level:	14,345.23	700.42	2,604.48	7,744.98
Reference Asset Component Return:	-2.14%	2.84%	3.69%	-0.17%
Reference Return:	1.05%
Return on the Notes:	5.00%

In this example, the return on the Notes you would receive is 5.00%.

If the Reference Return is greater than zero but less than the Minimum Return, the Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 + ($1,000 x Minimum Return). Accordingly, the Payment at Maturity in this example would equal $1,000 plus $1,000 times 5%, or $1,050.00.

Example 2 shows that where the Reference Return is greater than zero but less than the Minimum Return, the investor will be paid a return equal to the Minimum Return.

In addition, Example 2 shows that the increases in one or more Reference Asset Components may be offset by the decreases in the other Reference Asset Components. In that case, the return on the Notes may be less than the return on the Reference Asset Component that appreciates most.

PS-12

Example 3: The Reference Asset decreases over the term of the Notes.

OBSERVATION DATES	INDU OFFICIAL CLOSING LEVELS	SPTSX60 OFFICIAL CLOSING LEVELS	SX5E OFFICIAL CLOSING LEVELS	TAIEX OFFICIAL CLOSING LEVELS
INITIAL Component LEVEL:	14,659.56	681.09	2,511.83	7,758.03
Quarter 1	14,779.40	684.38	2,529.48	7,773.31
Quarter 2	14,759.40	679.38	2,509.48	7,753.31
Quarter 3	14,739.40	674.38	2,489.48	7,733.31
Quarter 4	14,719.40	669.38	2,469.48	7,713.31
Quarter 5	14,699.40	664.38	2,449.48	7,693.31
Quarter 6	14,679.40	659.38	2,429.48	7,673.31
Quarter 7	14,659.40	654.38	2,409.48	7,653.31
Quarter 8	14,639.40	649.38	2,389.48	7,633.31
Quarter 9	14,619.40	644.38	2,369.48	7,613.31
Quarter 10	14,599.40	639.38	2,349.48	7,593.31
Quarter 11	14,579.40	634.38	2,329.48	7,573.31
Quarter 12	14,559.40	629.38	2,309.48	7,553.31
Quarter 13	14,539.40	624.38	2,289.48	7,533.31
Quarter 14	14,519.40	619.38	2,269.48	7,513.31
Quarter 15	14,499.40	614.38	2,249.48	7,493.31
Quarter 16	14,479.40	609.38	2,229.48	7,473.31
Quarter 17	14,459.40	604.38	2,209.48	7,453.31
Quarter 18	14,439.40	599.38	2,189.48	7,433.31
Quarter 19	14,419.40	594.38	2,169.48	7,413.31
Quarter 20	14,399.40	589.38	2,149.48	7,393.31
Quarter 21	14,379.40	584.38	2,129.48	7,373.31
Quarter 22	14,359.40	579.38	2,109.48	7,353.31
Quarter 23	14,339.40	574.38	2,089.48	7,333.31
Quarter 24 (Final Valuation Date)	14,319.40	569.38	2,069.48	7,313.31
Average Component Level:	14,549.40	626.88	2,299.48	7,543.31
Reference Asset Component Return:	-0.75%	-7.96%	-8.45%	-2.77%
Reference Return:	-4.98%
Return on the Notes:	5.00%

In this example, the return on the Notes you would receive is 5.00%.

If the Reference Return is less than zero, the Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 + ($1,000 x Minimum Return). Accordingly, the Payment at Maturity in this example would equal $1,000 plus $1,000 times 5%, or $1,050.00.

Example 3 shows that even if the Reference Return is less than zero, the investor will be paid a return equal to the Minimum Return.

PS-13

Information relating to the reference asset Components

Dow Jones Industrial AverageSM

Description of the INDU

The INDU is a price-weighted index compromised of 30 blue chip stocks considered to be the leaders in their industry. It is intended to be a measure of the entire U.S. market, except the transportation and utilities industries, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods.

For more information about the INDU, see “The Dow Jones Industrial AverageSM” beginning on page S-25 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the INDU

The following graph sets forth the historical performance of the INDU based on the daily historical closing levels from June 24, 2008 through June 24, 2013. The closing level for the INDU on June 24, 2013 was 14,659.56. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the INDU should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the INDU on any of the quarterly Observation Dates.

PS-14

S&P/TSX 60 Index

General

HSBC has derived all information relating to the SPTSX60, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC is under no obligation to continue to publish, and may discontinue or suspend the publication of SPTSX60 at any time.

The SPTSX60 is a subset of the S&P/TSX Composite Index, which is the principal broad market measure for the Canadian equity markets. The SPTSX60 has 60 constituents and represents Canadian large cap securities with a view to matching the sector balance of the S&P/TSX Composite Index. In using trading data to determine any matter relating to SPTSX60, including index composition and calculations, trading data on the Toronto Stock Exchange and U.S. exchanges is reviewed.

Construction of the SPTSX60

The SPTSX60 is maintained by the S&P/TSX Canadian Index Committee (the “Index Committee”). To be eligible for inclusion in SPTSX60, securities must be constituents of the S&P/TSX Composite Index.

When adding securities to SPTSX60, the Index Committee generally selects among the larger securities, in terms of float QMV, in the S&P/TSX Composite Index. Size may, however, be overridden for purposes of sector balance, as described below.

When adding securities to SPTSX60, the Index Committee generally selects securities with float turnover of at least 0.35. This is a guideline only and may be changed at the discretion of the Index Committee. In addition, this range may be overridden for purposes of sector balance, as described below.

Security selection for SPTSX60 is conducted with a view to achieving sector balance that is reflective of the Global Industry Classification Standard (“GICS®”) sector weights in the S&P/TSX Composite Index.

Minimum index turnover is preferable. Changes are made to SPTSX60 on an as needed basis. The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions. If a company substantially fails to meet one or more of the aforementioned guidelines for inclusion or if a company fails to meet the rules for continued inclusion in the S&P/TSX Composite Index, it will be removed. The timing of removals is at the discretion of the Index Committee.

Calculation of the SPTSX60

On any given day, the value of SPTSX60 is the quotient of the total float-adjusted market capitalization of its constituent securities and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents' share capital. This includes additions and deletions to SPTSX60, rights issues, share buy-backs and issuances, and spin-offs. The divisor's time series is, in effect, a chronological summary of all changes in affecting the base capital of SPTSX60. The divisor is adjusted such that the value of SPTSX60 immediately prior to a change in base capital equals the index value at an instant immediately following that change.

License Agreement

The SPTSX60 is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and the Toronto Stock Exchange, and has been licensed for use by HSBC. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). TSX is a registered trademark of the Toronto Stock Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or the Toronto Stock Exchange. Neither S&P Dow Jones Indices nor the Toronto Stock Exchange make any representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of SPTSX60 to track general market performance. S&P Dow Jones Indices’ and the Toronto Stock Exchange’s only relationship to HSBC with respect to SPTSX60 is the licensing of SPTSX60 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The SPTSX60 is determined, composed and calculated by S&P Dow Jones Indices or the Toronto Stock Exchange without regard to HSBC or the Notes. S&P Dow Jones Indices and the Toronto Stock Exchange have no obligation to take the needs of HSBC or the holders of the Notes into consideration in determining, composing or calculating SPTSX60. Neither S&P Dow Jones Indices nor the Toronto Stock Exchange are responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the

PS-15

issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and the Toronto Stock Exchange have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on SPTSX60 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within SPTSX60 is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THE TORONTO STOCK EXCHANGE GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND THE TORONTO STOCK EXCHANGE SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND THE TORONTO STOCK EXCHANGE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR THE TORONTO STOCK EXCHANGE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Performance of the SPTSX60

The following graph sets forth the historical performance of the SPTSX60 based on the daily historical closing levels from June 24, 2008 through June 24, 2013. The closing level for the SPTSX60 on June 24, 2013 was 681.09. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPTSX60 should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPTSX60 any of the quarterly Observation Dates.

PS-16

EURO STOXX 50® Index

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from June 24, 2008 through June 24, 2013. The closing level for the SX5E on June 24, 2013 was 2,511.83. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E any of the quarterly Observation Dates.

PS-17

Taiwan Stock Exchange Capitalization Weighted Stock Index

General

HSBC has derived all information relating to the TAIEX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by Taiwan Stock Exchange Co., Ltd. ("TWSE").

The TAIEX is a capitalization-weighted index compiled by TWSE. The TAIEX covers all of the listed stocks excluding preferred stocks, full-delivery stocks and newly listed stocks, which are listed for less than one calendar month on the Taiwan Stock Exchange. As of May 31, 2013, the index included 788 components. The base year value as of 1966 was set at 100.

Computation of the TAIEX

The constituents of the TAIEX compiled by TWSE are taken from all common stocks listed for trading on the Taiwan Stock Exchange, set forth below:

(1) Stocks of newly listed companies are included in the sample from the first trading day of the next month following one full calendar month from listing; provided that, stocks of listed companies converted into financial holding companies or investment holding companies, and listed companies transferred from the OTC market are included in the sample from the day of listing.

(2) Stocks suspended from trading are included in the sample from the first trading day of the next month following one full calendar month from reinstatement of normal trading; provided that, stocks suspended from trading because of issuance of replacement shares due to capital reduction resulted from a corporate split are included in the sample from the day of resuming trading of the new shares.

(3) Stocks changed to full-delivery trading are excluded from the sample, and will be included again on the date restoring regular trading status.

The TAIEX weighted index compiled by TWSE is calculated by the following formula:

Index = Aggregate market value / Base value of the current day × 100

The aggregate market value is the summation of the market values obtained by multiplying the traded price of each constituent by the issued shares of the current day. If there is no traded price on the current day, the opening auction reference price of the current day may be used for calculation. However, stock of newly listed companies included in calculation of the index may be accounted for on the basis of the listed shares of the current date.

The base value at the time of commencement of calculation of the index base period is the current aggregate market value at that time.

Adjustments of the TAIEX

Upon occurrence of any of the below-listed events, the base value of the TAIEX computed by TWSE will be adjusted to maintain the continuity of the TAIEX:

(1)	Addition or deletion of a constituent - effective date;
(2)	Subscription of common shares for cash capital increase - ex-right date;
(3)	Distribution of common shares as bonus to employees or certificates of entitlement to new shares - listing date;
(4)	Distribution of common shares as stock dividends on preferred stock - ex-right date;
(5)	Holding by a listed company of treasury stock for which capital cancellation has not been carried out - ex-right date;
(6)	Share cancellation based on the law - ex-right date or the third trading day of the next month following public announcement on capital decrease, whichever comes first;
(7)	Failed offering for cash capital increase - at reversion to the original number of issued shares on the third trading day of the next month following receipt of notification;
(8)	Listing of certificates of entitlement to shares or new shares following company merger or consolidation - listing date;
(9)	Listing of common shares issued in replacement of certificates of entitlement to convertible bonds - listing date;
(10)	Common shares converted directly from convertible bonds or issued through exercise of securities with subscription right - ex-right date or the third trading day of the next month following the public announcement of

PS-18

capitalization amendment registration;

(11)	Cash capital increase shares or certificates of payment for which shareholders have waived subscription rights and public underwriting has been adopted - listing date;
(12)	New shares issued for global depositary receipts - listing date;
(13)	Common shares converted from convertible preferred shares - listing date; and
(14)	Other non-trading factors affecting aggregate market value.

The formula for adjustment of the base value is as follows:

Base value of the current day = Base value of the previous day × (Adjusted aggregate market value after the close of the previous day / the closing aggregate market value of the previous day)

Adjusted aggregate market value after the close of the previous day = the closing aggregate market value of the previous day + the sum of various adjustments in market value.

Adjustments in market value are calculated as follows:

(1) above: Adjustment in market value = closing price of the previous day × shares issued

(2) above: Adjustment in market value = cash capital increase subscription price × number of cash capital increase shares

(3) above: Adjustment in market value = (closing price of the common shares before the listing date of distribution of common shares as bonus to employees or certificates of entitlement to new shares) × number of shares resulting from bonus to employees

(4) above: Adjustment in market value = ex-right reference price of the common shares × total number of common shares issued as stock dividends on preferred shares

•	Ex-right reference price of the common shares = (closing price before the ex-right date + cash capital increase subscription price × cash capital increase share distribution rate) / (1 + shareholder stock dividend rate + cash capital increase share distribution rate)

•	Shareholder stock dividend rate = number of capital increase shares distributed as dividends to shareholders / number of issued shares before the ex-right date

•	Cash capital increase share distribution rate = number of shares issued for the cash capital increase / number of issued shares before the ex-right date

(5) above: Adjustment in market value = aggregate market value after the ex-right date - aggregate market value before the ex-right date

•	Market value before the ex-right date = (closing price before the ex-right date - cash dividends per share) × number of issued shares before the ex-right date

•	Market value after the ex-right date = (closing price before the ex-right date - cash dividends per share) / (1 + shareholder stock dividend rate) × number of issued shares after the ex-right date

(6), (7), (8), (9), (10), (11), (12), (13) and (14) above: Adjustment in market value = closing price of the previous day × change in the number of shares

•	The opening auction reference price of the current day may be used for the calculation of the various adjustments in market value according to Article 4 after the close of the previous day, if the closing price is not available

License Agreement with TWSE

The Notes are not in any way sponsored, endorsed, sold or promoted by TWSE and TWSE does not make any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the TAIEX and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by TWSE. However, TWSE shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and TWSE shall not be under any obligation to advise any person of any error therein.

PS-19

Historical Performance of the TAIEX

The following graph sets forth the historical performance of the TAIEX based on the daily historical closing levels from June 24, 2008 through June 24, 2013. The closing level for the TAIEX on June 24, 2013 was 7,758.03. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the TAIEX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the TAIEX any of the quarterly Observation Dates.

PS-20

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.525% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Morrison & Foerster LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments”, we have determined that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 2.71% per annum (compounded annually).  Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the comparable yield, we have determined that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,174.37 at maturity.

Based upon the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2013	$13.97
2014	$27.50
2015	$28.24
2016	$29.01
2017	$29.80
2018	$30.61
2019	$15.24

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders may also obtain the comparable yield and projected payment schedule as determined by us by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the

PS-21

projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-22

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$49,000 Global Averaging Notes

June 21, 2013

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment at Maturity	PS-5
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-10
Information Relating to the Reference Asset Components	PS-14
Supplemental Plan of Distribution (Conflicts of Interest)	PS-21
U.S. Federal Income Tax Considerations	PS-21
U.S. Federal Income Tax Considerations	PS-22
Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60
Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49
Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60